BancFirst Corporation
101 NORTH BROADWAY
OKLAHOMA CITY, OKLAHOMA 73102

PRESS RELEASE

For Immediate release: Wednesday, November 12, 2008
For further information call Joe T. Shockley Jr., Chief Financial Officer (405) 270-1003 or David Rainbolt, Chief Executive Officer at (405) 270-1002

BANCFIRST CORPORATION ANNOUNCES THAT IT WILL NOT ACCEPT CAPITAL INVESTMENT THROUGH THE U.S. TREASURY’S CAPITAL PURCHASE PROGRAM

Oklahoma City, OK- BancFirst Corporation (NASDAQ GSM: BANF) today announced that it will elect not to accept funds from the U.S. Treasury’s Capital Purchase Program, which offers additional capital to financial institutions. BancFirst was approached by the FDIC regarding participation in the program in mid-October.

The bank’s rationale is twofold. BancFirst has a Tier One capital ratio of 12.40% as of September 30, 2008 and is a well-capitalized financial institution with capital ratios exceeding regulatory requirements. Because of its solid capital base, BancFirst is in a strong position to execute its business plan for the foreseeable future. Second, Congress has expressed concern about financial institutions accepting funding from the U.S. Treasury to fund the acquisitions of banks. BancFirst believes that acquiring banks in a troubled economic environment is a potential business opportunity.

Separately, BancFirst has indicated that it will participate in the FDIC’s Transaction Account Guaranty Program which insures 100% of all noninterest bearing accounts. The bank will pay an insurance premium to the FDIC of ten basis points on the excess deposits.

About the Company

BancFirst Corporation is a financial services holding company and the parent company of BancFirst, Oklahoma’s largest state-chartered bank with $3.8 billion in total assets and 88 banking locations serving 44 communities across Oklahoma. BancFirst has no brokered deposits, Federal Home Loan Bank borrowings, or funded debt.

Safe Harbor Statement

The Company may make forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 with respect to earnings, credit quality, corporate objectives, interest rates and other financial and business matters. Forward-looking statements include estimates and give management’s current expectations or forecasts of future events. The Company cautions readers that these forward-looking statements are subject to numerous assumptions, risks and uncertainties, including economic conditions, the performance of financial markets and interest rates; legislative and regulatory actions and reforms; competition; as well as other factors, all of which change over time. Actual results may differ materially from forward-looking statements.